February 28, 2019

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-7010

Attention: Kathleen Collins, Accounting Branch Chief, Office of Information Technologies and Services

Re:	Symantec Corporation
Form 10-K for the Fiscal Year Ended March 30, 2018
Filed October 26, 2018
Form 10-Q for the Fiscal Period Ended December 28, 2018
Filed February 4, 2019
File No. 000-17781

Dear Ms. Collins:

This is to confirm that Symantec Corporation (the “Company”) received the comments of the Staff of the Securities and Exchange Commission (the “Staff”) as set forth in the Staff’s letter dated February 21, 2019. As a follow-up to our call today with Brittany Ebbertt of the Staff, the Company confirms that it will respond to the Staff’s comments on or prior to March 15, 2019.

Should you have any questions or comments, please contact me at (650) 527-5054, or Matthew Brown, Chief Accounting Officer of the Company, at (650) 527-2772.

Very truly yours,

/s/ Eunice Kim

Eunice Kim

Vice President, Legal

Symantec Corporation

Symantec Corporation    350 Ellis Street, Mountain View, CA 94043    Telephone (650) 527-8000    www.symantec.com